Exhibit 5.1

Gary S. Joiner

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

4750 Table Mesa Drive

Boulder, Colorado 80305

Ph: 303 494 3000

Fx: 303 494 6309

August 5 , 2005

Apex Wealth Enterprises Limited

Rooms 3505-06, 35th Floor

Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Re:

Registration Statement on Form S-8

To the Company:

At your request we have examined the Registration Statement on Form S-8 (the “Registration Statement”) as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of a total of 1,120,000 shares of common stock, $0.01 par value, of Apex Wealth Enterprises Limited, a British Virgin Islands corporation, as compensation for services rendered by five consultants including Anna Herbst, Mark Anthony, Liu Yu, Liang Yuan Zhong and Woo Chi Wai.  We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance and sale of the common stock.

Subject to compliance with applicable state securities and Blue Sky laws, we are of the opinion that the common stock, upon issuance in the manner described in the Registration Statement, will legally issued and fully paid, and will (or does, if applicable) constitute nonassessable securities of the Company.

Very truly yours

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

/s/ Gary S. Joiner